Exhibit 3.1.31

ARTICLES OF INCORPORATION

OF

EQUINOX FITNESS SAN MATEO, INC.

I.

The name of this corporation is Equinox Fitness San Mateo, Inc.

II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in the State of California of this corporation’s initial agent for service of process is:

GKL Corporate/Search, Inc.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 200 shares zero par value.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation of Equinox San Mateo, Inc. this 1st day of March, 2004.

/s/ Jeffrey M. Weinhaus
Jeffrey M. Weinhaus, Incorporator
Rosen Weinhaus LLP 40 Wall Street, 32nd Floor New York, New York 10005